Exhibit 77Q1(e)
          Kemper U.S. Government Securities Fund
          Form N-SAR for the period ended 04/30/98
          File No. 811-2719

                           INVESTMENT MANAGEMENT AGREEMENT

                        Kemper U.S. Government Securities Fund
                              222 South Riverside Plaza
                               Chicago, Illinois 60606

                                                        December
31, 1997

          Scudder Kemper Investments, Inc.
          345 Park Avenue
          New York, New York 10154

                           Investment Management Agreement
                        Kemper U.S. Government Securities Fund

          Ladies and Gentlemen:

          KEMPER U.S. GOVERNMENT SECURITIES FUND (the "Trust") has been established as a Massachusetts business Trust to engage in the business of an investment company. Pursuant to the Trust's
          Declaration of Trust, as amended from time-to-time (the "Declaration"), the Board of Trustees is authorized to issue the
          Trust's shares of beneficial interest (the "Shares"), in separate series, or funds. The Board of Trustees has authorized
Kemper
          U.S. Government Securities Fund (the "Fund"). Series may be
          abolished and dissolved, and additional series established, from time to time by action of the Trustees.

          The Trust, on behalf of the Fund, has selected you to act as the investment manager of the Fund and to provide certain other services, as more fully set forth below, and you have indicated
          that you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust on behalf of the Fund agrees with you as follows:

          1. Delivery of Documents. The Trust engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objectives, policies and restrictions specified in the currently effective
Prospectus (the
          "Prospectus") and Statement of Additional Information
(the "SAI")
          relating to the Fund included in the Trust's
Registration
          Statement on Form N-1A, as amended from time to time, (the
          "Registration Statement") filed by the Trust under the Investment
          Company Act of 1940, as amended, (the "1940 Act") and the
          Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to you by the Trust. The Trust has also furnished you with copies properly certified or authenticated of each of the following additional documents related to the Trust and the Fund:

               (a)  The Declaration, as amended to date.

               (b) By-Laws of the Trust as in effect on the date hereof
          (the "By-Laws").

               (c) Resolutions of the Trustees of the Trust and the
          shareholders of the Fund selecting you as investment manager and approving the form of this Agreement.

               (d)  Establishment and Designation of Series of
Shares of
          Beneficial Interest relating to the Fund, as applicable.

          The Trust will furnish you from time to time with copies,
          properly certified or authenticated, of all amendments of or supplements, if any, to the foregoing, including the Prospectus, the SAI and the Registration Statement.

          2. Portfolio Management Services. As manager of the assets of the Fund, you shall provide continuing investment management of the assets of the Fund in accordance with the investment objectives, policies and restrictions set forth in the
Prospectus
          and SAI; the applicable provisions of the 1940 Act and the
          Internal Revenue Code of 1986, as amended, (the "Code") relating to regulated investment companies and all rules and regulations thereunder; and all other applicable federal and state laws and regulations of which you have knowledge; subject always to policies and instructions adopted by the Trust s Board of
          Trustees. In connection therewith, you shall use reasonable efforts to manage the Fund so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued thereunder. The Fund shall have the benefit of the
          investment analysis and research, the review of current economic conditions and trends and the consideration of long-range
          investment policy generally available to your investment advisory clients. In managing the Fund in accordance with the requirements set forth in this section 2, you shall be entitled to receive and act upon advice of counsel to the Trust. You shall also make available to the Trust promptly upon request all of the Fund's investment records and ledgers as are necessary to assist the
          Trust in complying with the requirements of the 1940 Act and other applicable laws. To the extent required by law, you shall furnish to regulatory authorities having the requisite authority any information or reports in connection with the services provided pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and
          regulations.



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          You shall determine the securities, instruments,
investments,
          currencies, repurchase agreements, futures, options and other contracts relating to investments to be purchased, sold or entered into by the Fund and place orders with broker-dealers, foreign currency dealers, futures commission merchants or others pursuant to your determinations and all in accordance with Fund policies as expressed in the Registration Statement. You shall determine what portion of the Fund's portfolio shall be invested in securities and other assets and what portion, if any, should be held uninvested.

          You shall furnish to the Trust's Board of Trustees periodic reports on the investment performance of the Fund and on the performance of your obligations pursuant to this Agreement, and you shall supply such additional reports and information as the
          Trust's officers or Board of Trustees shall reasonably request.

          3. Administrative Services. In addition to the portfolio
          management services specified above in section 2, you shall furnish at your expense for the use of the Fund such office space and facilities in the United States as the Fund may require for its reasonable needs, and you (or one or more of your affiliates designated by you) shall render to the Trust administrative services on behalf of the Fund necessary for operating as an open end investment company and not provided by persons not parties to this Agreement including, but not limited to, preparing reports to and meeting materials for the Trust's Board of Trustees and reports and notices to Fund shareholders; supervising, negotiating contractual arrangements with, to the extent appropriate, and monitoring the performance of, accounting
          agents, custodians, depositories, transfer agents and pricing agents, accountants, attorneys, printers, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable to Fund operations; preparing and making filings with the Securities and Exchange
Commission (the
          "SEC") and other regulatory and self-regulatory organizations, including, but not limited to, preliminary and definitive proxy materials, post-effective amendments to the Registration Statement, semi-annual reports on Form N-SAR and notices pursuant
          to Rule 24f-2 under the 1940 Act; overseeing the tabulation of proxies by the Fund's transfer agent; assisting in the preparation and filing of the Fund's federal, state and local tax
          returns; preparing and filing the Fund's federal excise tax return pursuant to Section 4982 of the Code; providing assistance with investor and public relations matters; monitoring the valuation of portfolio securities and the calculation of net asset value; monitoring the registration of Shares of the Fund under applicable federal and state securities laws;
maintaining
          or causing to be maintained for the Fund all books, records and reports and any other information required under the 1940 Act, to the extent that such books, records and reports and other
          information are not maintained by the Fund's custodian or other

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          agents of the Fund; assisting in establishing the
accounting
          policies of the Fund; assisting in the resolution of accounting issues that may arise with respect to the Fund's operations and consulting with the Fund's independent accountants, legal counsel and the Fund's other agents as necessary in connection therewith;
          establishing and monitoring the Fund's operating expense budgets;
          reviewing the Fund's bills; processing the payment of bills that have been approved by an authorized person; assisting the Fund in determining the amount of dividends and distributions available to be paid by the Fund to its shareholders, preparing and
          arranging for the printing of dividend notices to shareholders, and providing the transfer and dividend paying agent, the
          custodian, and the accounting agent with such information as is required for such parties to effect the payment of dividends and distributions; and otherwise assisting the Trust as it may reasonably request in the conduct of the Fund's business, subject to the direction and control of the Trust's Board of Trustees.
          Nothing in this Agreement shall be deemed to shift to you or to diminish the obligations of any agent of the Fund or any other person not a party to this Agreement which is obligated to provide services to the Fund.

          4. Allocation of Charges and Expenses. Except as otherwise specifically provided in this section 4, you shall pay the compensation and expenses of all Trustees, officers and executive employees of the Trust (including the Fund's share of payroll taxes) who are affiliated persons of you, and you shall make available, without expense to the Fund, the services of such of your directors, officers and employees as may duly be elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law. You shall provide at your expense the portfolio management services described in section 2 hereof and the administrative services described in section 3 hereof.

          You shall not be required to pay any expenses of the Fund other than those specifically allocated to you in this section
4. In
          particular, but without limiting the generality of the foregoing, you shall not be responsible, except to the extent of the
          reasonable compensation of such of the Fund's Trustees and officers as are directors, officers or employees of you whose services may be involved, for the following expenses of the Fund:
          organization expenses of the Fund (including out of-pocket expenses, but not including your overhead or employee costs);
          fees payable to you and to any other Fund advisors or consultants; legal expenses; auditing and accounting expenses;
          maintenance of books and records which are required to be
          maintained by the Fund's custodian or other agents of the Trust;
          telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by the Fund in connection with membership in investment company trade organizations; fees and expenses of the Fund s

                                          4












          accounting agent for which the Trust is responsible pursuant to the terms of the Fund Accounting Services Agreement, custodians, subcustodians, transfer agents, dividend disbursing agents and registrars; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and, except as provided below in this section 4, other expenses in connection with the issuance, offering, distribution, sale, redemption or repurchase of securities issued by the Fund; expenses relating to investor and public relations; expenses and fees of registering or qualifying Shares of the Fund for sale; interest charges, bond premiums and other insurance expense; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; the compensation and all expenses (specifically including travel expenses relating to
Trust
          business) of Trustees, officers and employees of the Trust who are not affiliated persons of you; brokerage commissions or other costs of acquiring or disposing of any portfolio securities of the Fund; expenses of printing and distributing reports, notices and dividends to shareholders; expenses of printing and mailing
          Prospectuses and SAIs of the Fund and supplements thereto; costs of stationery; any litigation expenses; indemnification of
          Trustees and officers of the Trust; and costs of shareholders and other meetings.

          You shall not be required to pay expenses of any activity which is primarily intended to result in sales of Shares of the Fund if and to the extent that (i) such expenses are required to be borne by a principal underwriter which acts as the distributor of the
          Fund's Shares pursuant to an underwriting agreement which
          provides that the underwriter shall assume some or all of such expenses, or (ii) the Trust on behalf of the Fund shall have adopted a plan in conformity with Rule 12b-1 under the 1940 Act providing that the Fund (or some other party) shall assume some or all of such expenses. You shall be required to pay such of the foregoing sales expenses as are not required to be paid by the principal underwriter pursuant to the underwriting agreement or are not permitted to be paid by the Fund (or some other party)
          pursuant to such a plan.

          5. Management Fee. For all services to be rendered, payments to be made and costs to be assumed by you as provided in sections 2,
          3, and 4 hereof, the Trust on behalf of the Fund shall pay you in
          United States Dollars on the last day of each month the unpaid balance of a fee equal to the excess of (a) 1/12 of .45
of 1
          percent of the average daily net assets as defined below of the
          Fund for such month; provided that, for any calendar month during which the average of such values exceeds $250,000,000, the fee payable for that month based on the portion of the average of such values in excess of $250,000,000 shall be 1/12 of .43 of 1 percent of such portion; provided that, for any calendar month during which the average of such values exceeds
$1,000,000,000,

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          the fee payable for that month based on the portion of
the
          average of such values in excess of $1,000,000,000 shall
be 1/12
          of .41 of 1 percent of such portion; provided that, for
any
          calendar month during which the average of such values
exceeds
          $2,500,000,000, the fee payable for that month based on
the
          portion of the average of such values in excess of
$2,500,000,000
          shall be 1/12 of .40 of 1 percent of such portion;
provided
          that, for any calendar month during which the average of such values exceeds $5,000,000,000, the fee payable for that month based on the portion of the average of such values in excess of
          $5,000,000,000 shall be 1/12 of .38 of 1 percent of such portion;
          provided that, for any calendar month during which the average of such values exceeds $7,500,000,000, the fee payable for that month based on the portion of the average of such values in excess of $7,500,000,000 shall be 1/12 of .36 of 1
percent of
          such portion; provided that, for any calendar month during which the average of such values exceeds $10,000,000,000, the fee payable for that month based on the portion of the average of such values in excess of $10,000,000,000 shall be 1/12 of .34 of
          1 percent of such portion; and provided that, for any calendar month during which the average of such values exceeds $12,500,000,000, the fee payable for that month based on the
          portion of the average of such values in excess of $12,500,000,000 shall be 1/12 of .32 of 1 percent of such
          portion; over any compensation waived by you from time to time
          (as more fully described below). You shall be entitled to receive during any month such interim payments of your fee hereunder as you shall request, provided that no such payment shall exceed 75 percent of the amount of your fee then accrued on the books of the Fund and unpaid.

          The "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets as of 4:00 p.m.
          (New York time) on each day on which the net asset value of the
          Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of the Fund shall always be determined pursuant to the applicable provisions of the
          Declaration and the Registration Statement. If the determination of net asset value does not take place for any particular day, then for the purposes of this section 5, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of 4:00 p.m. (New York time), or as of such other time as the value of the net assets of the Fund's portfolio may be lawfully determined on that day. If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 5.



                                          6












          You agree that your gross compensation for any fiscal year shall not be greater than an amount which, when added to other expenses of the Fund, shall cause the aggregate expenses of the Fund to equal 1% of average daily net assets. Except to the extent that such amount has been reflected in reduced payments to you, you shall refund to the Fund the amount of any payment received in excess of the limitation pursuant to this section 5 as promptly as practicable after the end of such fiscal year, provided that you shall not be required to pay the Fund an amount greater than the fee paid to you in respect of such year pursuant to this
          Agreement. As used in this section 5, "expenses" shall mean those expenses included in the applicable expense limitation having the broadest specifications thereof, and "expense limitation" means a limit on the maximum annual expenses which may be incurred by an investment company determined (i) by multiplying a fixed percentage by the average, or by multiplying more than one such
          percentage by different specified amounts of the average, of the values of an investment company's net assets for a fiscal year or
          (ii) by multiplying a fixed percentage by an investment company's net investment income for a fiscal year.

          You may waive all or a portion of your fees provided for hereunder and such waiver shall be treated as a reduction in
          purchase price of your services. You shall be contractually bound hereunder by the terms of any publicly announced waiver of your fee, or any limitation of the Fund's expenses, as if such waiver or limitation were fully set forth herein.

          6.   Avoidance of Inconsistent Position; Services Not
Exclusive.
          In connection with purchases or sales of portfolio securities and other investments for the account of the Fund, neither you nor any of your directors, officers or employees shall act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other investments for the Fund's account with brokers or dealers selected by you in accordance with Fund policies as expressed in the Registration
Statement. If
          any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you shall act solely as investment counsel for such clients and not in any way on behalf of the Fund.

          Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and services to others. In acting under this Agreement, you shall be an independent contractor and not an agent of the Trust. Whenever the
Fund and
          one or more other accounts or investment companies advised by you have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures believed by you to be equitable to each entity.
          Similarly, opportunities to sell securities shall be allocated in

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          a manner believed by you to be equitable. The Fund
recognizes
          that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund.

          7. Limitation of Liability of Manager. As an inducement to your undertaking to render services pursuant to this Agreement, the
          Trust agrees that you shall not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this
          Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect you against any liability to the Trust, the Fund or its shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties, or by reason of your reckless disregard of your obligations and duties hereunder.

          8.   Duration and Termination of This Agreement. This
Agreement
          shall remain in force until March 1, 1998, and continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually
(a) by the
          vote of a majority of the Trustees who are not parties to this
          Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the
          Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually"
shall be
          construed in a manner consistent with the 1940 Act and the rules and regulations thereunder and any applicable SEC exemptive order therefrom.

          This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund or by the Trust's Board of Trustees on 60 days' written notice to you, or by you on 60 days' written notice to the Trust. This
Agreement
          shall terminate automatically in the event of its assignment.

          This Agreement may be terminated with respect to the Fund at any time without the payment of any penalty by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that you or any of your officers or directors has taken any action which results in a breach of your covenants set forth herein.

          9. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective

                                          8












          until approved in a manner consistent with the 1940 Act and rules and regulations thereunder and any applicable SEC exemptive order therefrom.

          20.  Limitation of Liability for Claims. The
Declaration, a copy
          of which, together with all amendments thereto, is on file in the
          Office of the Secretary of the Commonwealth of Massachusetts,
          provides that the name "Kemper U.S. Government
Securities Fund"
          refers to the Trustees under the Declaration collectively as
          Trustees and not as individuals or personally, and that no shareholder of the Fund, or Trustee, officer, employee or agent of the Trust, shall be subject to claims against or obligations of the Trust or of the Fund to any extent whatsoever, but that the Trust estate only shall be liable.

          You are hereby expressly put on notice of the limitation of liability as set forth in the Declaration and you agree that the obligations assumed by the Trust on behalf of the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and you shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or any other series of the Trust, or from any Trustee, officer, employee or agent of the Trust. You understand that the rights and obligations of each Fund, or series, under the Declaration are separate and distinct from those of any and all other series.

          11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall
          be deemed an original, but all of which together shall constitute one and the same instrument.

          In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "affiliated person," "assignment" and "majority of the outstanding voting securities"), as from time to time
          amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

          This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, or in a manner which would cause the Fund to fail to comply with the requirements of Subchapter M of the Code.

          This Agreement shall supersede all prior investment advisory or management agreements entered into between you and the Trust on behalf of the Fund.



                                          9












          If you are in agreement with the foregoing, please execute the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract effective as of the date of this
          Agreement.


                           Yours very truly,

                           KEMPER U.S. GOVERNMENT SECURITIES FUND
on behalf
                           of Kemper U.S. Government Securities
Fund

                           By:  /s/ John E. Neal
                              ------------------------------
                              Vice President



          The foregoing Agreement is hereby accepted as of the date hereof.



                           SCUDDER KEMPER INVESTMENTS, INC.


                           By:  /s/ Lynn S. Birdsong
                              -----------------------------
                              Vice President



          LKW|W:\FUNDS\NSAR.EXH\KGSF\KGSF-498.77Q|060398





















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